Exhibit 99.3

Unaudited pro forma condensed combined financial information

The unaudited pro forma condensed combined balance sheet information as of June 30, 2015 is based upon (i) the historical consolidated financial information of Frontier and (ii) the historical combined financial information of the VSTO, and has been prepared to reflect the Verizon Transaction based on the acquisition method of accounting. The unaudited pro forma condensed combined statement of operations information for the six months ended June 30, 2015 is based upon (i) the historical consolidated financial information of Frontier and (ii) the historical combined financial information of the VSTO, and has been prepared to reflect the Verizon Transaction based on the acquisition method of accounting. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2014 includes the results of the Connecticut Operations for the period of January 1, 2014 through October 24, 2014. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2014 is based upon (i) the historical consolidated financial information of Frontier, (ii) the historical combined financial information of the VSTO and (iii) the historical combined financial information of the Connecticut Operations for the period of January 1, 2014 through October 24, 2014, and has been prepared to reflect the Verizon Transaction and the Connecticut Operations based on the acquisition method of accounting. The unaudited pro forma condensed combined financial information presents the combination of the historical financial statements of Frontier and the historical financial statements of the VSTO, adjusted to give effect to (1) the transfer of specified assets and liabilities from Verizon to the VSTO that are not included in the VSTO historical balance sheet as of June 30, 2015, and the retention of specified assets and liabilities by Verizon that are included in the VSTO historical balance sheet as of June 30, 2015, as more fully described in note 3(a) below, (2) the use of restricted cash, the Term Loan Facility and bridge financing to fund the cash payment to Verizon for the purchase price, as more fully described in note 3(b) below, (3) the payment by Frontier to Verizon of $10.54 billion in cash and assumed debt (excluding any potential working capital purchase price adjustment as set forth in the Verizon Purchase Agreement) as more fully described in note 3(c) below and (4) the consummation of the transactions contemplated by the Verizon Purchase Agreement, with Frontier considered the accounting acquirer, based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to give effect to events that are directly attributable to the Verizon Transaction and factually supportable and, in the case of the statement of operations information, that are expected to have a continuing impact.

On October 24, 2014, we acquired the wireline properties of AT&T in Connecticut by acquiring all of the issued and outstanding capital stock of Transferred AT&T Companies for a purchase price of $2.0 billion in cash, excluding adjustments for working capital, pursuant to the AT&T Purchase Agreement. Prior to the closing of the Connecticut Acquisition, (i) AT&T transferred to the Transferred AT&T Companies certain assets and caused the Transferred AT&T Companies to assume certain liabilities relating to the business to be acquired and (ii) the Transferred AT&T Companies transferred to AT&T certain assets, and AT&T assumed certain liabilities of the Transferred AT&T Companies, to be retained by AT&T following the closing. The Company financed the Connecticut Acquisition using the net proceeds of an offering of $1.55 billion aggregate principal amount of senior unsecured notes, borrowings of $350 million under a term loan credit agreement and cash on hand.

The unaudited pro forma condensed combined balance sheet information has been prepared as of June 30, 2015, and gives effect to the Verizon Transaction and other events described above as if they had occurred on that date. The unaudited pro forma condensed combined statement of operations information, which has been prepared for the six months ended June 30, 2015 and the year ended December 31, 2014, gives effect to the Verizon Transaction and other events described above as if they had occurred on January 1, 2014. The summary unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2014 gives effect to the Connecticut Acquisition as if it had occurred on January 1, 2014.

The unaudited pro forma condensed combined financial information was prepared using, and should be read in conjunction with, (1) the audited combined financial statements of the VSTO for the year ended December 31, 2014, (2) the unaudited interim condensed combined financial statements of the VSTO as of and for the six months ended June 30, 2015, (3) the unaudited interim condensed combined financial statements of the Connecticut Operations for the nine months ended September 30, 2014, (4) the audited consolidated financial statements of Frontier for the year ended December 31, 2014, and (5) the unaudited interim condensed consolidated financial statements of Frontier as of and for the six months ended June 30, 2015.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the Verizon Transaction and other events described above been completed at the dates indicated above. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future results of operations of Frontier after completion of the Verizon Transaction and the other events described above. In the opinion of Frontier’s management, all adjustments considered necessary for a fair presentation have been included.

The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the Verizon Transaction, or from the Connecticut Acquisition for the period of January 1, 2014 through October 24, 2014. In addition, the fair value of the assets acquired and liabilities assumed are based upon estimates. The final purchase price allocation is dependent upon valuations and other studies that have not yet been completed. Accordingly, the purchase price allocation pro forma adjustments are preliminary and are subject to further adjustments as additional information becomes available and additional analyses are performed, and each further adjustment may be material. Such adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

FRONTIER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET INFORMATION AS OF JUNE 30, 2015

		VSTO
($ in millions)	Frontier	VSTO	Additional Transfer of Assets and Liabilities to/from Verizon (3a)	VSTO, as Adjusted	Additional Financing (3b)	Pro Forma Adjustments (3c)		Pro Forma Combined
ASSETS:
Cash and cash equivalents	$1,246	$—	$—	$—	$7,915	$(8,107	) (i)	$1,054
Accounts receivable, net	541	738	(225)	513	—	—		1,054
Restricted cash	1,840	—	—	—	—	(1,840	) (i)	—
Other current assets	461	204	(20)	184	(53)	(124	) (ii)	468

Total current assets	4,088	942	(245)	697	7,862	(10,071)		2,576

Property, plant and equipment, net	8,432	8,154	(64)	8,090	—	—		16,522
Goodwill	7,234	—	—	—	—	238	(iii)	7,472
Other intangibles, net	1,300	7	(7)	—	—	2,410	(iv)	3,710
Other assets	232	2,854	(2,818)	36	—	—		268

Total assets	$21,286	$11,957	$(3,134)	$8,823	$7,862	$(7,423)		$30,548

LIABILITIES AND EQUITY:
Long-term debt due within one year	$97	$17	$(17)	$—	$—	$—		$97
Accounts payable and other current liabilities	1,311	1,530	(1,009)	521	(185)	26	(v)	1,673

Total current liabilities	1,408	1,547	(1,026)	521	(185)	26		1,770

Deferred income taxes	3,060	2,490	(376)	2,114	—	(2,114	) (vi)	3,060
Other liabilities	1,330	2,287	(2,001)	286	—	—		1,616
Long-term debt	9,440	672	(79)	593	8,100	—		18,133
Equity	6,048	4,961	348	5,309	(53)	(5,335	) (vii)	5,969

Total liabilities and equity	$21,286	$11,957	$(3,134)	$8,823	$7,862	$(7,423)		$30,548

See notes to unaudited pro forma condensed combined financial information.

FRONTIER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 2015

($ in millions, except per share amounts)	Frontier	VSTO	Pro Forma Adjustments		Pro Forma Combined
Revenue	$2,739	$2,899	$(9	) (4a)	$5,594
			(35	) (4b)
Cost and expenses (exclusive of depreciation and amortization)	1,615	2,081	(1	) (4a)	3,620
			(35	) (4b)
			(27	) (4c)
			(13	) (4f)
Depreciation and amortization	676	513	197	(4d)	1,384
			(2	) (4e)
Acquisition and integration costs	92	—	(92	) (4g)	—

Total operating expenses	2,383	2,594	27		5,004

Operating income	356	305	(71)		590
Investment and other income, net	2	—	—		2
Interest expense	505	15	294	(4h)	814
Income tax expense (benefit)	(68)	115	(139	) (4i)	(92)

Net income (loss)	$(79)	$175	$(226)		$(130)

Basic and diluted net income (loss) per common share	$(0.08)				$(0.20	) (4j)

Weighted-average shares outstanding (in millions)	1,019				1,160

See notes to unaudited pro forma condensed combined financial information.

FRONTIER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2014

		Connecticut Operations				VSTO
($ in millions, except per share amounts)	Frontier	Connecticut Operations(1)	Connecticut Operations Pro Forma Adjustments		Pro Forma Combined Frontier and Connecticut Operations	VSTO	VSTO Pro Forma Adjustments		Pro Forma Combined
Revenue	$4,772	$1,094	$(3	) (5a)	$5,775	$5,791	$(19	) (4a)	$11,479
			(38	) (5b)			(68	) (4b)
			(46	) (5c)
			(4	) (5d)
Cost and expenses (exclusive of depreciation and amortization)	2,671	846	(7	) (5c)	3,456	4,775	(4	) (4a)	7,496
			(4	) (5d)			(68	) (4b)
			(12	) (5e)			(635	) (4c)
			10	(5f)			(28	) (4f)
			(15	) (5g)
			(33	) (5h)
Depreciation and amortization	1,139	119	12	(5e)	1,334	1,026	438	(4d)	2,795
			64	(5i)			(3	) (4e)
Acquisition and integration costs	142	—	(142	) (5k)	—	—	—		—

Total operating expenses	3,952	965	(127)		4,790	5,801	(300)		10,291

Operating income	820	129	36		985	(10)	213		1,188

Investment and other income, net	39	2	—		41	—	—		41
Interest expense	695	(3)	71	(5j)	763	43	600	(4h)	1,406
Income tax expense (benefit)	31	54	(13	) (5l)	72	(21)	(147	) (4i)	(96)

Net income (loss)	$133	$80	$(22)		$191	$(32)	$(240)		$(81)

Basic and diluted net income (loss) per common share	$0.13				$0.19				$(0.25	) (4j)

Weighted-average shares outstanding (in millions)	994				994				1,159

(1)	Includes the results of the Connecticut Operations for the period of January 1, 2014 through October 24, 2014.

See notes to unaudited pro forma condensed combined financial information.

Notes to unaudited pro forma condensed combined financial information

1. Description of the Verizon Transaction

On February 5, 2015, Frontier entered into an agreement with Verizon to acquire Verizon’s wireline operations that provide services to residential, commercial and wholesale customers in California, Florida and Texas for a purchase price of $10.54 billion in cash and assumed debt, excluding adjustments for working capital. As of the date of the announcement, these Verizon properties included 3.7 million voice connections, 2.2 million broadband connections, and 1.2 million FiOS® video connections. The network being acquired is the product of substantial capital investments made by Verizon, with an estimated 54% of the residential households being enabled with FiOS®. Subject to regulatory approvals, the Verizon Transaction is expected to close by March 31, 2016.

On October 24, 2014, pursuant to the AT&T Purchase Agreement, the Company acquired the wireline properties of AT&T in Connecticut for a purchase price of $2.0 billion in cash, excluding adjustments for working capital. Following the Connecticut Acquisition, Frontier now owns and operates the wireline business and fiber optic network servicing residential, commercial and wholesale customers in Connecticut. The Company also acquired the AT&T U-verse® video and DISH® satellite TV customers in Connecticut.

The unaudited pro forma condensed combined financial information was prepared for the purpose of developing the pro forma financial statements necessary to comply with the applicable disclosure and reporting requirements of the SEC. For purposes of the unaudited pro forma condensed combined financial information, the estimated aggregate transaction costs (other than debt incurrence fees in connection with the bridge financing, as set forth in note 3(b)), which are charged as an expense of Frontier as they are incurred, are expected to be approximately $26 million and include estimated costs associated primarily with investment banker advisory fees, legal fees, and regulatory and auditor services of Frontier. This balance is reflected as an accrual in the Pro Forma Adjustments column on the unaudited pro forma condensed combined balance sheet as of June 30, 2015. The combined company will also incur integration costs primarily related to information systems, network and process conversions (including hardware and software costs). Integration costs will be incurred in part in advance of the consummation of the Verizon Transaction, and are recorded based on the nature and timing of the specific action. For purposes of the unaudited pro forma condensed combined financial information, it was assumed that no amounts would be paid, payable or forgone by Verizon pursuant to orders or settlements issued or entered into in order to obtain governmental approvals from the Federal Communications Commission and in the States of California, Florida and Texas that will be required to complete the Verizon Transaction.

Frontier is considered the accounting acquirer for purposes of the preparation of the unaudited pro forma condensed combined financial information. This conclusion is based upon Frontier’s consideration of all relevant factors included in the accounting standard regarding business combinations, including the purchase of a newly formed legal entity to which Verizon will contribute Verizon California Inc., Verizon Florida LLC and GTE Southwest Inc. (doing business as Verizon Southwest) pursuant to the Verizon Purchase Agreement.

2. Basis of purchase price allocation

The estimated purchase price ($10.54 billion less $593 million in assumed debt) has been allocated to the tangible and intangible assets acquired and liabilities assumed on a preliminary basis as follows (dollars in millions):

Estimated transaction consideration:		$9,947

Current assets	$573
Property, plant & equipment	8,090
Goodwill	238
Other intangibles - Customer list	2,410
Other assets	36
Current liabilities	(521)
Long-term debt	(593)
Other liabilities	(286)

Total net assets acquired	$9,947

The allocation of the purchase price to assets and liabilities is preliminary. The final allocation of the purchase price will be based on the fair values of the assets acquired and liabilities assumed as of the date of the Verizon Transaction, as determined by third-party valuation for certain assets and liabilities. The valuation will be completed after the consummation of the Verizon Transaction. There can be no assurance that the actual allocation will not differ significantly from the preliminary allocation.

Frontier and Verizon have agreed to make a joint election under Section 338(h)(10) of the Internal Revenue Code, and comparable state and local tax code provisions.

3. Pro forma balance sheet adjustments:

(a)	VSTO is adjusted to (1) exclude assets and liabilities that will be retained by Verizon that are included in VSTO’s financial statements and (2) give effect to certain assets and liabilities relating to the business to be contributed by Verizon to these entities in connection with the Verizon Transaction. A brief description of these items follows (dollars in millions):

Balance	Amount	Reason
Accounts receivable, net	$(224)	Reclassification of affiliate balances to net presentation
	(1)	Receivables related to businesses retained by Verizon

	$(225)

Other current assets	$(20)	Other current assets related to businesses retained by Verizon

Property, plant and equipment, net	$(71)	Property, plant and equipment related to businesses retained by Verizon
	7	Capital lease related assets to be transferred to VSTO by Verizon

	$(64)

Other intangibles, net	$(7)	Removal of non-network software to be retained by Verizon

Other assets	$(1,748)	Prepaid pension asset in excess of actuarial liability retained by Verizon
	(1,033)	Reclassification of prepaid pension asset to offset the employee benefit obligation
	(37)	Other assets related to businesses retained by Verizon

	$(2,818)

Long-term debt due within one year	$(17)	Current debt related to businesses retained by Verizon

Accounts payable and other current liabilities	$(620)	Payables related to businesses retained by Verizon
	(224)	Reclassification of affiliate balances to net presentation
	(231)	Intercompany payables retained by Verizon
	69	To establish liabilities for workers’ compensation claims
	(3)	Accrued liabilities to be retained by Verizon

	$(1,009)

Balance	Amount	Reason
Deferred income taxes	$(376)	Reflects the impact of the pro forma adjustments on deferred income taxes

Other liabilities	$(1,033)	Reclassification of prepaid pension asset to offset the employee benefit obligation
	(926)	Pension and postemployment benefits retained by Verizon
	(15)	Accrued liabilities to be retained by Verizon
	(31)	Liabilities related to businesses retained by Verizon
	4	Capital lease related liabilities to be transferred to VSTO by Verizon

	$(2,001)

Long-term debt	$(79)	Long-term debt related to businesses retained by Verizon

Equity	$348	Reflects the aggregate impact of the above noted entries

The pension and other postretirement employee benefits adjustments are based on amounts recorded by Verizon whereby the pension and OPEB obligations related to active employees only will be transferred to Frontier and pension obligations will be fully funded as of the closing date of the Verizon Transaction. An actuarial evaluation will be completed subsequent to the completion of the Verizon Transaction and may be different from that reflected in the unaudited pro forma condensed combined financial information. This difference may be material.

(b)	Frontier has received a commitment for bridge financing from J.P. Morgan, Bank of America Merrill Lynch, Citibank and certain other parties to fund the cash consideration for the Verizon Transaction and to pay related fees and expenses. The Verizon Transaction is not subject to a financing condition. The pro forma adjustment to cash reflects the Term Loan Facility of $1,500 million and the remaining bridge financing of $6,600 million. Additionally, this adjustment reflects the use of $1,840 million in restricted cash. As previously announced, the Company currently intends to complete debt offerings of approximately $6,600 million in the aggregate, prior to closing the Verizon Transaction, which would replace the need to utilize the bridge financing. The Company intends to use proceeds from the debt offerings, certain proceeds from our previous equity offerings in June 2015 and the Term Loan Facility to finance the Verizon Transaction and to pay related fees and expenses. At this time, however, no assurance can be given that these debt offerings will be successfully completed, on terms deemed acceptable by the Company.

The pro forma adjustment to cash reflects the proceeds of the Term Loan and the bridge financing, excluding the related fees, and the use of $1,840 million in restricted cash.

The adjustment presented reflects the debt incurrence of $8,100 million in the aggregate; less assumed debt incurrence fees and commissions of approximately $185 million (of which $132 million has been incurred). Additionally, an adjustment was made for $53 million to reflect the acceleration of deferred financing costs related to the bridge financing.

(c)	(i) This adjustment reflects the purchase price of $10,540 million less assumed debt of $593 million resulting in $9,947 million of cash and restricted cash that will be paid at closing of the Verizon Transaction (excluding any potential working capital purchase price adjustment as set forth in the Verizon Purchase Agreement).

(ii) This adjustment in the amount of $124 million eliminates the deferred tax assets of VSTO as of June 30, 2015.

(iii) This adjustment in the amount of $238 million reflects the goodwill associated with the excess of the Verizon Transaction consideration issued over the preliminary estimated fair value of the underlying identifiable net tangible and intangible assets at June 30, 2015.

(iv) This adjustment in the amount of $2,410 million reflects the preliminary fair value of the identifiable intangible asset (customer list) which was estimated by Frontier’s management primarily based on the fair values assigned to similar assets in recently completed acquisitions (a market approach). A third party valuation firm will be utilized to help determine the final fair value after the Verizon Transaction is completed, but this determination has not yet begun. There can be no assurance that the actual fair value determination will not differ significantly from the preliminary fair value determination. For purposes of the preliminary fair value determination, the estimated useful life of the customer list asset was assumed to be ten years.

(v) This adjustment in the amount of $26 million records the estimated unpaid non-recurring costs for acquisition related transaction costs, primarily bankers, lawyers and consulting advisory fees.

(vi) This adjustment in the amount of $2,114 million eliminates the deferred tax liabilities of VSTO as of June 30, 2015.

(vii) This adjustment in the amount of $5,335 million eliminates the “as adjusted” net equity of VSTO ($5,309 million) and recognizes unpaid estimated transaction costs of $26 million as of June 30, 2015.

4. Pro forma statement of operations adjustments—VSTO:

(a)	This adjustment reflects results of operations related to certain operations, assets and facilities that will not be transferred to Frontier in the Verizon Transaction.

(b)	This adjustment reflects the reclassification of bad debt expense from cost and expenses to revenue in order to conform to Frontier’s accounting policy.

(c)	This adjustment reflects pension, other postretirement employee benefits of retirees and postemployment benefits retained by Verizon based on the terms of the Verizon Purchase Agreement whereby the pension and OPEB obligations related to active employees only will be transferred to Frontier and pension obligations will be fully funded as of the closing date of the Verizon Transaction. The adjustment includes $27 million and $64 million for pension and OPEB costs related to active employees and retirees to be retained by Verizon for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively. This adjustment also reflects the reversal of $571 million in actuarial losses that were recorded by Verizon in order to conform to Frontier’s accounting policy for pension and other postretirement benefits for the year ended December 31, 2014.

(d)	This adjustment reflects amortization expense associated with the customer list asset estimated in note 3(c) above assuming an accelerated method of amortization and an estimated useful life of ten years, which corresponds to an increase in depreciation and amortization of $197 million and $438 million for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively. Amortization expense, based on our current estimate of useful lives, is estimated to be approximately $394 million, $351 million, $307 million, $263 million and $219 million for the years ended December 31, 2015, 2016, 2017, 2018 and 2019, respectively. No adjustment has been reflected for depreciation expense based on the assumption that the straight line method is similar to the composite method.

The actual depreciation and amortization expense will be based on the final fair value attributed to the identifiable tangible and intangible assets based upon the results of the third-party valuation of the acquired assets. The depreciation and amortization rates may also change based on the results of this third-party valuation. There can be no assurance that the actual depreciation and amortization expense will not differ significantly from the pro forma adjustment presented.

(e)	This adjustment primarily reflects depreciation expense for facilities that will not be transferred to Frontier in the Verizon Transaction.

(f)	This adjustment reflects the removal of losses on disposition of assets that were recorded by Verizon in cost and expenses in order to conform to Frontier’s accounting policy for fixed asset dispositions under the composite method of depreciation.

(g)	This adjustment reflects the removal of acquisition and integration expenses related to costs incurred by Frontier in connection with the Verizon Transaction and the Connecticut Acquisition.

(h)	This adjustment reflects additional interest expense on the $1,500 million Term Loan Facility and $6,600 million bridge financing, based on an assumed weighted average interest rate determined based on appropriate current market rates as of June 30, 2015 of 10.49% and 7.56% for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively, the elimination of interest expense related to a bridge loan facility, and the elimination of affiliate interest expense. As previously announced, it is our intention to raise debt financing, which would replace the bridge financing, however, at present, in conformity with the SEC rules, the unaudited pro forma condensed combined financial statements only reflect the bridge financing. An increase or decrease to the interest rate of 25 basis points would result in a change of approximately $10 million and $4 million for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively.

(i)	This adjustment reflects the income tax effect of the pro forma adjustments described in notes 4(a) through 4(h) above, using an estimated effective income tax rate of 38%.

(j)	In calculating basic and diluted net income (loss) per common share for the six months ended June 30, 2015 and the year ended December 31, 2014, net income (loss) was reduced by expected dividends on mandatory convertible preferred shares of $107 million and $214 million, respectively, as a result of the June 2015 public offering of mandatory convertible preferred shares. Basic weighted average shares outstanding were 1,037 million and 994 million as of June 30, 2015 and December 31, 2014, respectively. Pro forma weighted average shares outstanding of 1,160 million and 1,159 million for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively, included 165 million common shares as a result of our common stock offering in June 2015. In calculating pro forma diluted net loss per common share for the six months ended June 30, 2015 and the year ended December 31, 2014, the effect of the mandatory convertible preferred shares as a result of the June 2015 public offering of mandatory convertible preferred shares was excluded from the computation as the effect would be antidilutive.

5. Pro forma statement of operations adjustments—Connecticut Operations:

(a)	This adjustment reflects results of operations related to contracts, primarily with unaffiliated third parties that were not transferred to Frontier in the Connecticut Acquisition.

(b)	This adjustment reflects the incremental change related to contracts with AT&T affiliates that were transferred to Frontier under modified terms.

(c)	This adjustment reflects results of operations related to certain operations (substantially with AT&T affiliates) that did not continue after the closing of the Connecticut Acquisition.

(d)	This adjustment reflects the reclassification of bad debt expense from cost and expenses to revenue.

(e)	This adjustment reflects the reclassification of allocated depreciation and amortization from cost and expenses to depreciation and amortization.

(f)	This adjustment reflects pension, other postretirement employee benefits of retirees and postemployment benefits retained by AT&T based on the terms of the AT&T Purchase Agreement whereby the pension and OPEB obligations related to active employees only were transferred to Frontier and pension obligations were fully funded as of the October 24, 2014 closing date of the Connecticut Acquisition.

(g)	This adjustment reflects the removal of costs related to employee headcount that were not transferred to Frontier associated with the adjustment described in 5(c) above.

(h)	This adjustment reflects the removal of royalty expense charged by AT&T for the use of its name and trademark that did not continue after the Connecticut Acquisition.

(i)	This adjustment reflects additional amortization expense associated with the customer list asset acquired from AT&T assuming an accelerated method of amortization and an estimated useful life of ten years, which corresponds to an increase in depreciation and amortization expense of $64 million for the year ended December 31, 2014. Amortization expense, based on our current estimate of useful lives, is estimated to be approximately $76 million, $67 million, $57 million, $48 million and $38 million for the years ended December 31, 2015, 2016, 2017, 2018 and 2019, respectively. No adjustment has been reflected for depreciation expense.

The actual depreciation and amortization expense will be based on the final fair value attributed to the identifiable tangible and intangible assets based upon the results of the third-party valuation of the acquired assets. The depreciation and amortization rates may also change based on the results of this third-party valuation. There can be no assurance that the actual depreciation and amortization expense will not differ significantly from the pro forma adjustment presented.

(j)	This adjustment reflects additional interest expense on the $1,550 million aggregate principal amount of senior notes related to the debt offering in September 2014 and the $350 million CoBank Connecticut Acquisition Facility ($71 million for the year ended December 31, 2014), based on an assumed weighted average interest rate of 6.68% for the year ended December 31, 2014 and the elimination of interest expense related to a bridge loan agreement.

(k)	This adjustment reflects the removal of acquisition and integration expenses related to costs incurred by Frontier in connection with the Connecticut Acquisition.

(l)	This adjustment reflects the income tax effect of the pro forma adjustments described in notes 5(a) through 5(k) above, using an estimated effective income tax rate of 38%.